Exhibit 4.16

SUPPLEMENT NO. 1

TO

TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT

made by and among

STOLTHAVEN HOUSTON INC.
and
STOLTHAVEN NEW ORLEANS LLC,
as Borrowers,

DNB NOR BANK ASA,
acting through its New York Branch, as
Administrative Agent and Collateral Agent,

the Banks and Financial Institutions
identified on Schedule 1 to the Original Agreement, as Lenders,

and

STOLT-NIELSEN S.A.
and
STOLT-NIELSEN TRANSPORTATION GROUP LTD.,
as Join and Several Guarantors

November 30, 2004

SUPPLEMENT NO. 1 TO TERM LOAN AND
REVOLVING CREDIT FACILITY AGREEMENT

THIS SUPPLEMENT NO. 1 TO TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT (this “Supplement”) is made as of the 30th day of November, 2004 by and among (i) STOLTHAVEN HOUSTON INC., a corporation incorporated under the laws of the State of Texas (“Stolthaven Houston”) and STOLTHAVEN NEW ORLEANS LLC, a limited liability company organized under the laws of the State of Louisiana (“Stolthaven New Orleans”), as joint and several borrowers (collectively, the “Borrowers” and each a “Borrower”), (2) the banks and financial institutions listed on Schedule 1 to the Original Agreement (as defined below) (together with any assignee pursuant to Section 11 of the Original Agreement, the “Lenders”), and (3)  DNB NOR BANK ASA, acting through its New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents” and each an “Agent”) and as arranger for the Lenders, and amends and is supplemental to the Term Loan and Revolving Credit Facility Agreement dated as of August 13, 2004 (the “Original Agreement”) made by and among the Borrowers, the Lenders and the Agents.

W I T N E S S E T H   T H A T:

WHEREAS, pursuant to the Original Agreement, the Lenders made available to the Borrowers a term loan facility in the principal amount of US$150,000,000 (the “Loan”);

WHEREAS, pursuant to the Original Agreement, the Borrowers are required to deliver to the Administrative Agent amended and updated title insurance policies containing certain endorsements in respect of the Terminals;

WHEREAS, the description of the Terminal owned by Stolthaven Houston set forth in Appendix B to the Original Agreement did not contain two adjacent parcels of land (the “Additional Parcels”) owned by Stolthaven Houston which were intended to have been included in such description;

WHEREAS, the Lenders and the Agents have agreed to eliminate the requirement for certain endorsements on the title insurance policy in respect of the Stolthaven New Orleans Terminal on the condition that the Borrowers deliver to the Administrative Agent (i) semi-annual reports with respect to the payment and satisfaction of construction contract fees and expenses and the satisfaction of any mechanic’s liens in respect of the Stolthaven New Orleans Terminal and (ii) a mortgage in favor of the Collateral Agent covering the Additional Parcels.

NOW, THEREFORE, in consideration of the premises and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1.             Definitions. Unless otherwise defined herein, words and expressions defined in the Original Agreement have the same meanings when used herein, including in the recitals hereto.

2.             Representations and Warranties. Each of the Borrowers, and each other Security Party by its execution of the Consent and Agreement hereto, hereby reaffirms, as of the date hereof, each and every representation and warranty made thereby in the Original Agreement, the Notes and the Security Documents (updated mutatis mutandis).

3.             No Defaults. Each of the Borrowers hereby represents and warrants that as of the date hereof no Event of Default nor any event which with the lapse of time, the giving of notice or both would become an Event of Default has occurred.

4.             Performance of Covenants. Each of the Borrowers hereby reaffirms that, except as disclosed to the Administrative Agent, it and each other Security Party has duly performed and observed the covenants and undertakings set forth in the Original Agreement, the Notes and the Security Documents, on its part to be performed, and each of the Borrowers, and each other Security Party by its execution of the Consent and Agreement hereto, covenants and undertakes to continue duly to perform and observe such covenants and undertakings, as may be amended hereby, so long as the Original Agreement, as the same is amended hereby and may hereafter be amended or supplemented, shall remain in effect.

5.             Supplement to the Original Agreement. Subject to the terms and conditions of this Supplement, the Original Agreement is hereby amended and supplemented as follows:

(a)           all references to “this Agreement” shall be deemed to refer to the Original Agreement, as further amended and supplemented hereby;

(b)           Section 4.4(b) shall be amended and restated in its entirety as follows:

“(b) Survey. Within ninety (90) days of the Closing Date or such later date as the Majority Lenders in their sole discretion shall agree, the Administrative Agent shall have received (i) an accurate survey with respect to each Terminal certified to the Administrative Agent prepared in accordance with ALTA/ACSM standards with the following Table A options: 1, 2, 3, 4, 6, 7(a), 7(b)(1) and (2), 7(c), 8, 9, 10, 11(b), 13 and 14 and otherwise in form and substance satisfactory to the Administrative Agent and (ii) amended and updated title insurance policies, in form and substance satisfactory to the Administrative Agent, with respect to each Terminal evidencing the removal of any pre-printed survey exceptions contained in the title insurance policies received by the Administrative Agent pursuant to Section 4.1(t) and containing, without limitation, with respect to the Terminal owned by Stolthaven Houston, the Comprehensive (T-19), Access (T-23) and Contiguity (T-25) Endorsements and containing, without limitation, with respect to the Terminal owned by Stolthaven New Orleans, the Access, Same as Survey, Contiguity and ALTA 9 Endorsements.”

(c)           Section 5.3(a) shall be amended and restated in its entirety as follows:

“(a) Sale of Collateral. On any sale of (x) a Terminal, (y) a portion of a Terminal that has a value in excess of Two Million Dollars (US$2,000,000) or when aggregated with the proceeds of any other sales occurring after the date of this Agreement of a portion or portions of a Terminal would have a value in excess of Two Million Dollars (US$2,000,000) (the portion being described in this Section 5.3(a)(y) to be referred to as a “Significant Terminal Portion”) or (z) any other collateral that has a value in excess of Two Million Dollars (US$2,000,000), the Borrowers shall apply the proceeds of any such sale toward the repayment of the Credit Facilities. All payments received by the Administrative Agent under this Section 5.3 shall be applied to reduce the aggregate outstanding Advances in inverse order of maturity.”

(d)           Section 9.1 shall be amended by inserting the following new subsection (u) at the end of such Section:

“(u) Construction Contract Payment Reports. within five (5) Business Days of the last day of each July and January of each calendar year (each a “Report Due Date”), deliver to the Administrative Agent (i) a certificate of an officer of the sole member of Stolthaven New Orleans certifying that no invoice received from a general contractor in respect of the Stolthaven New Orleans’ Terminal remains outstanding and unpaid more than sixty (60) days after receipt thereof (excepting such invoices of which the legality or amount shall be contested in good faith and by appropriate proceedings or other acts and provided that Stolthaven New Orleans shall set aside on its books appropriate reserves with respect thereto) and (ii) a mechanic’s lien search dated within three (3) Business Days of the Report Due Date evidencing no mechanic’s liens (other than Permitted Liens) on the Stolthaven New Orleans’ Terminal.”

(e)           Section 9.2(e) shall be amended and restated as follows:

“(e) Sale of Assets. sell, or otherwise dispose of, (i) any Terminal or any portion thereof except that the Borrowers may:

(x) sell a Terminal or a Significant Terminal Portion where no Event of Default or event which with the lapse of time, the giving of notice or both would become an Event of Default has occurred and is continuing and the application of the proceeds complies with Section 5.3 hereof;

(y) dispose of a Significant Terminal Portion for non-cash consideration on an arms length basis, provided that the consideration received is mortgaged or pledged to Lenders in a manner appropriate to the consideration received; or

(z) sell or dispose of a portion of a Terminal which is not a Significant Terminal Portion;

and the Agents and the Lenders, as the case may be, will enter into such documents as may be necessary or advisable to effectuate sales and dispositions permitted under this sub-clause 9.2(e)(i), including, but not limited to amendments or partial releases of Mortgages and new security agreements; or

(ii), with respect to any Guarantor, any other asset (including by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole, other than such sales by one Guarantor to another;”

(f)            Appendix A shall be amended by inserting the following language before the period at the end of the definition of “Mortgage” therein:

“, including, without limitation, that certain Texas deed of trust granted by Stolthaven Houston to the Collateral Agent on January 27, 2005 with respect to certain parcels of land described in Appendix B hereto, as amended”;

(g)           Appendix A shall be amended by inserting the following language before the period at the end of the definition of “Permitted Lien” therein:

“ and (vii) easements with respect to undeveloped portions of the Terminals where (a) there exists no material loss of, or loss or interference with use or possession of, or diminution of value, utility or useful life of, a Terminal or any interest therein, or any risk of interference with the repayment of the Credit Facilities, (b) such easement would not result in, or increase the risk of, the imposition of any criminal liability on any Creditor, and (c) such easement would not materially and adversely affect the rights, titles and interests of any Creditor in or to a Terminal or any interest therein.”

(h)           Appendix B shall be amended by inserting the descriptions of property set forth in Annex I hereto after page 76 of the description of the property owned by Stolthaven Houston.

6.             Fees and Expenses.

(a) Expenses. The Borrowers shall pay promptly to the Administrative Agent all costs and expenses (including reasonable legal fees) of the Lenders and the Agents in connection with the preparation and execution of this Supplement

(b) Payments. All amounts payable under this Section 6 shall be:

(i)            made in Dollars in freely available funds, to the Account of the Administrative Agent at Bank of New York (ABA No. 021000018), for Account No. 8026001499 for further credit to DNB NOR BANK ASA, New York Branch, a/c 15064999; and

(ii)           without set-off or counterclaim and free from, clear of, and without deduction for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders or Agents hereunder, the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in such event, the Borrowers shall promptly send to the Administrative Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Administrative Agent.

7.             No Other Amendment. All other terms and conditions of the Original Agreement shall remain in full force and effect and the Original Agreement shall be read and construed as if the terms of this Supplement were included therein by way of addition or substitution, as the case may be.

8.             Other Documents. By the execution and delivery of this Supplement, each of the Borrowers, the Lenders, the Agents and, by the execution and delivery of the Consent and Agreement hereto, each other Security Party hereby consent and agree that all references in the Notes and the Security Documents to the Original Agreement shall be deemed to refer to the Original Agreement as amended by this Supplement. By the execution and delivery of this

Supplement, each of the Borrowers and, by the execution and delivery of the Consent and Agreement hereto, each other Security Party hereby consent and agree that the Notes, the Security Documents and any other documents that have been or may be executed as security for the Loan and any of its or any Security Party’s obligations under the Original Agreement, the Notes or any Security Document to which it is a party shall remain in full force and effect notwithstanding the amendments contemplated hereby.

9.             Conditions Precedent. The effectiveness of this Supplement shall be expressly subject to the following conditions precedent; provided, however, that the Agents’ signatures hereto shall constitute satisfaction of the conditions set forth below in this Section 9:

a)     Corporate Documents. The Administrative Agent shall have received such evidence as it may reasonably require as to the authority of the officers or attorneys-in-fact executing this Supplement;

b)    Security Documents. Stolthaven Houston shall have duly executed (where execution is necessary) and delivered to the Administrative Agent:

(i)            the Mortgage covering the Additional Parcels; and

(ii)           Uniform Commercial Code Financing Statements for filing with Texas and in such other jurisdictions as the Administrative Agent shall reasonably require;

c)     Insurance Evidence and Opinions. The Administrative Agent shall have received a favorable report and opinion, satisfactory to the Administrative Agent, of JLT Risk Solutions Ltd. that the insurances on the Stolthaven Houston Terminal cover the Additional Parcels;

d)    Recording and Filing.

(i)            The Mortgage covering the Additional Parcels and all financing or other similar statements or notices as requested by the Administrative Agent, shall have been duly recorded or filed under the laws of the appropriate federal, state or local jurisdiction, or be in proper form to be duly recorded or filed in such appropriate jurisdiction, and all recording and filing fees and Taxes with respect to any such recording or filing shall have been paid in full (or arrangements, satisfactory to the Administrative Agent and the Lenders, for such payment shall have been made); and

(ii)           a perfected security interest having first priority shall have been created in the interests assigned under the Mortgage over the Additional Parcels in favor of the Collateral Agent;

e)     Legal Opinions. The Administrative Agent shall have received legal opinions, in such forms as it may require, addressed to the Administrative Agent, on behalf of the Lenders, from (i) Campbell & Riggs P.C., special

Texas counsel for the Borrowers, and (ii)  Alan B. Winsor the general counsel of Stolt-Nielsen Inc., in respect of Security Parties, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York, the State of Texas.

f)     No Event of Default. The Administrative Agent shall be satisfied that no Event of Default or event which, with the passage of time, giving of notice or both would become an Event of Default have occurred and be continuing and the representations and warranties of the any Security Party contained in the Original Agreement, as amended by this Supplement, shall be true on and as of the date of this Supplement, and the Administrative Agent shall have received a certificate signed by a duly authorized officer of each Security Party dated as of such date, to the effect of the foregoing.

10.           Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the State of New York.

11.           Counterparts. This Supplement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original but all such counterparts shall constitute but one and the same agreement.

12.           Headings; Amendment. In this Supplement, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Supplement. This Supplement cannot be amended other than by written agreement signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Supplement by its duly authorized representative on the day and year first above written.

STOLTHAVEN HOUSTON INC., as Borrower

By	/s/ Alan B. Winsor
Name: Alan B. Winsor
Title: Secretary

STOLTHAVEN NEW ORLEANS LLC, as Borrower

By	/s/ Alan B. Winsor
Name: Alan B. Winsor
Title: Attorney-in-Fact

DNB NOR BANK ASA, NEW YORK BRANCH, as Lender

By	/s/ Barbara Gronquist
Name:	BARBARA GRONQUIST
Title:	SENIOR VICE PRESIDENT

By	/s/ Alfred C. Jones III
Name:	ALFRED C. JONES III
Title:	SENIOR VICE PRESIDENT

DEUTSCHE BANK AG IN HAMBURG, as Lender

By	/s/ [ILLEGIBLE]	/s/ [Illegible]
Name:	EHRHARDT	ROTH
Title:

KFW, as Lender

By	/s/ Christian Staab	/s/ Wolfgang Neubauer
Name:	Dr. Christian Staab	Wolfgang Neubauer
Title:	Senior Vice President	Senior Manager

DVB BANK AG, as Lender

By	/s/ Meckel	/s/ [ILLEGIBLE]
Name:	Meckel	[ILLEGIBLE]
Title:	VP	AVP

DNB NOR BANK ASA, NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By	/s/ Barbara Gronquist
Name:	BARBARA GRONQUIST
Title:	SENIOR VICE PRESIDENT

By	/s/ Alfred C. Jones III
Name:	ALFRED C. JONES III
Title:	SENIOR VICE PRESIDENT

CONSENT AND AGREEMENT

Each of the undersigned, referred to in the foregoing Supplement No. 1 to Term Loan and Revolving Credit Facility Agreement as a “Security Party”, hereby consents and agrees to said Amendment No. 1 and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Amendment No. 1 and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in said Amendment No. 1 to the same extent as if the undersigned were a party to said Amendment No. 1.

STOLT-NIELSEN S.A.

By:	/s/ Alan B. Winsor
Name: Alan B. Winsor
Title: Attorney-in-Fact

STOLT-NIELSEN TRANSPORTATION GROUP LTD.

By:	/s/ Alan B. Winsor
Name: Alan B. Winsor
Title: Secretary